The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 26, 2024

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated September , 2024

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

Linked to the S&P 500® Futures Excess Return Index due on or about September 28, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the S&P 500® Futures Excess Return Index (the “Underlying”). If the Underlying closes at or above the Autocall Barrier (100.00% of the Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of 12.00%. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Underlying if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 1.50 and 1.60. If by maturity the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (70% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Value to the Final Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Underlying if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	September 26, 2024
Original Issue Date (Settlement Date)[1]	September 30, 2024
Observation Date[2]	October 1, 2025
Final Valuation Date[2]	September 25, 2029
Maturity Date[2]	September 28, 2029
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger Autocallable GEARS linked to the S&P 500® Futures Excess Return Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Upside Gearing, Autocall Barrier, Downside Threshold and Initial Value will be finalized on the Trade Date and provided in the pricing supplement. The actual Upside Gearing will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of that range.

Underlying	Call Return	Upside Gearing	Initial Value	Autocall Barrier	Downside Threshold	CUSIP	ISIN
S&P 500® Futures Excess Return Index (Bloomberg ticker: SPXFP)	12.00%	1.50 to 1.60	•	100.00% of the Initial Value	70.00% of the Initial Value	48131J141	US48131J1410

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Futures Excess Return Index		$10.00		$0.25		$9.75

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming an Upside Gearing equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.574 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the S&P 500® Futures Excess Return Index is an “Index.”

The Securities are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

For purposes of the accompanying product supplement, the Index will be deemed to be an Equity Index, except as provided below, and any references in the accompanying product supplement to the securities included in an Equity Index (or similar references) should be read to refer to the securities included in the S&P 500® Index, which is the reference index for the futures contracts included in the Index. Notwithstanding the foregoing, the Index will be deemed to be a Commodity Index for purposes of the section entitled “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement.

Notwithstanding anything to the contrary in the accompanying product supplement, if a Determination Date (as defined in the accompanying product supplement) has been postponed to the applicable Final Disrupted Determination Date (as defined in the accompanying product supplement) and that day is a Disrupted Day (as defined in the accompanying product supplement), the calculation agent will determine the closing level of the Index for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the applicable settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each futures contract most recently composing the Index, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating the Index.

Any values of the Underlying, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the Underlying will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.

t     You would be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t     You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the level of the Underlying will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.

t     You would be unwilling to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.

t     You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Underlying:	S&P 500® Futures Excess Return Index
Term[1]:	Approximately 5 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation Date.
Observation Date[1,2]:	October 1, 2025
Call Settlement Date[1,2]:	October 6, 2025
Call Return:	The Call Return is based upon a rate of 12.00%. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will be exposed to the decline in the level of the Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	Between 1.50 and 1.60. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 1.50.
Initial Value:	The closing level of the Underlying on the Trade Date
Final Value:	The closing level of the Underlying on the Final Valuation Date
Autocall Barrier:	100.00% of the Initial Value.
Downside Threshold:	70.00% of the Initial Value

1 See footnote 1 under “Key Dates” on the front cover.

2 See footnote 2 under “Key Dates” on the front cover.

Investment Timeline

Trade Date	The Initial Value is observed. The Autocall Barrier and Downside Threshold are determined and the Upside Gearing is finalized.

Observation Date

The Securities will be automatically called if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

Maturity Date

If the Securities have not been automatically called, the Final Value and the Underlying Return are determined.

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

Under these circumstances, you will be exposed to the decline in the level of the Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return	Call Price (per $10)
October 1, 2025	October 6, 2025	12.00%	$11.20

†	See footnote 2 under “Key Dates” on the cover.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will be exposed to the full decline in the level of the Underlying and will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, because the closing level of the Underlying at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Underlying. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Underlying Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Underlying. Even though you will not participate in any potential appreciation of the Underlying if the Securities are automatically called, you may be exposed to the Underlying’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal based on whether the Final Value is below the Downside Threshold applies only if you hold your Securities to maturity.
t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.
t	Investing in the Securities Is Not Equivalent to Investing in the E-Mini S&P 500® Futures Contracts (the “Underlying Futures Contracts”) or the Stocks Composing the Index Underlying the Underlying Futures Contracts — Investing in the Securities is not equivalent to investing in the Underlying Futures Contracts or the stocks included in the index Underlying the Underlying Futures Contracts. As an investor in the Securities, you will not have any ownership interest or rights in the Underlying Futures Contracts or the stocks included in the index Underlying the Underlying Futures Contracts, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Upside Gearing.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Securities;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the equity securities included in the index underlying the Underlying Futures Contracts;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

t	JPMorgan Chase & Co. is Currently One of the Companies That Make Up the S&P 500 Index, the Index Underlying the Underlying Futures Contracts of the Underlying — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, the index underlying the Underlying Futures Contracts. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying and the Securities.
t	The Underlying is Subject to Significant Risks Associated with the Underlying Futures Contracts — The Underlying tracks the excess return of the Underlying Futures Contracts. The price of an Underlying Futures Contract depends not only on the level of the underlying index referenced by the Underlying Futures Contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the Chicago Mercantile Exchange (the “Exchange”) on which the Underlying Futures Contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the Underlying Futures Contracts to be volatile and could adversely affect the level of the Underlying and any payments on, and the value of, your Securities.
t	Suspension or Disruptions of Market Trading in the Underlying Futures Contracts May Adversely Affect the Value of Your Securities — Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the Underlying Futures Contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the level of the Underlying and could adversely affect the level of the Underlying and any payments on, and the value of, your Securities.
t	The Performance of the Underlying Will Differ from the Performance of the Index Underlying the Underlying Futures Contracts — A variety of factors can lead to a disparity between the performance of a futures contract on an equity index and the performance of that equity index, including the expected dividend yields of the equity securities included in that equity index, an implicit financing cost associated with futures contracts and policies of the exchange on which the futures contracts are traded, such as margin requirements. Thus, a decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the Underlying. In addition, the implicit financing cost will negatively affect the performance of the Underlying, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the Underlying is likely to underperform the equity index underlying the Underlying Futures Contracts, perhaps significantly.
t	Negative Roll Returns Associated with the Underlying Futures Contracts May Adversely Affect the Level of the Underlying and the Value of the Securities — The Underlying tracks the excess return of the Underlying Futures Contracts. Unlike common equity securities, futures contracts, by their terms, have stated expirations. As the exchange-traded Underlying Futures Contracts approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, an Underlying Futures Contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns of the Underlying Futures Contracts and, therefore, the level of the Underlying and any payments on, and the value of, the Securities. Because of the potential effects of negative roll returns, it is possible for the level of the Underlying to decrease significantly over time, even when the levels of the underlying index referenced by the Underlying Futures Contracts are stable or increasing.
t	Other Key Risk:
t	The Underlying comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of 100.00, a hypothetical Call Return of 5.00%, a hypothetical Autocall Barrier of 100.00, a hypothetical Downside Threshold of 90.00 and a hypothetical Upside Gearing of 1.05. The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value, Autocall Barrier and Downside Threshold will be based on the closing level of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Call Return is specified on the cover of this pricing supplement. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Call Return, the Initial Value, the Autocall Barrier, the Downside Threshold and the Upside Gearing to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless automatically called earlier)
Hypothetical Initial Value:	100.00
Hypothetical Call Return:	5.00%
Hypothetical Autocall Barrier:	100.00 (which is 100.00% of the hypothetical Initial Value)
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the hypothetical Initial Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing level on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Level on Observation Date	Underlying Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
200.00	100.00%	$10.50	5.00%
190.00	90.00%	$10.50	5.00%
180.00	80.00%	$10.50	5.00%
170.00	70.00%	$10.50	5.00%
160.00	60.00%	$10.50	5.00%
150.00	50.00%	$10.50	5.00%
140.00	40.00%	$10.50	5.00%
130.00	30.00%	$10.50	5.00%
120.00	20.00%	$10.50	5.00%
115.00	15.00%	$10.50	5.00%
110.00	10.00%	$10.50	5.00%
105.00	5.00%	$10.50	5.00%
102.50	2.50%	$10.50	5.00%
100.00	0.00%	$10.50	5.00%
95.00	-5.00%	N/A	N/A
90.00	-10.00%	N/A	N/A
80.00	-20.00%	N/A	N/A
70.00	-30.00%	N/A	N/A
60.00	-40.00%	N/A	N/A
50.00	-50.00%	N/A	N/A
40.00	-60.00%	N/A	N/A
30.00	-70.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
10.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A
*As used in this table, “Underlying Return” is equal to (a) the closing level of the Underlying on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level at Observation Date:	115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$20.500	105.00%
190.00	90.00%	$19.450	94.50%
180.00	80.00%	$18.400	84.00%
170.00	70.00%	$17.350	73.50%
160.00	60.00%	$16.300	63.00%
150.00	50.00%	$15.250	52.50%
140.00	40.00%	$14.200	42.00%
130.00	30.00%	$13.150	31.50%
120.00	20.00%	$12.100	21.00%
110.00	10.00%	$11.050	10.50%
105.00	5.00%	$10.525	5.25%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Value Is Above the Initial Value

Closing level at Observation Date:	95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	105.00 (above Initial Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Value is above the Initial Value and the Underlying Return is 5%, at maturity, JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Initial Value but At or Above the Downside Threshold

Closing level at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	95.00 (below Initial Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Value is below the Initial Value but at or above the Downside Threshold, at maturity, JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Downside Threshold

Closing level at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	60.00 (below Initial Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Value is below the Downside Threshold and the Underlying Return is -40%, at maturity, JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The S&P 500® Futures Excess Return Index measures the performance of the nearest maturing quarterly Underlying Futures Contracts trading on the Chicago Mercantile Exchange (the “Exchange”). The Underlying Futures Contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index and the Underlying Futures Contracts, see Annex A in this pricing supplement.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 2, 2014 through September 25, 2024, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing level of the Underlying on September 25, 2024 was 489.70. The actual Initial Value will be the closing level of the Underlying on the Trade Date. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.
The dotted lines represent a hypothetical Autocall Barrier of 489.70 and a hypothetical Downside Threshold of 342.79, equal to 100.00% and 70.00%, respectively, of the closing level of the Underlying on September 25, 2024. The actual Autocall Barrier and Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Trade Date, the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Annex A

The S&P 500® Futures Excess Return Index

All information contained in this pricing supplement regarding the S&P 500® Futures Excess Return Index (the “SPX Futures Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The SPX Futures Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the SPX Futures Index.

The SPX Futures Index is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

The SPX Futures Index measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “Exchange”). E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. The SPX Futures Index is calculated real-time from the price change of the Underlying Futures Contracts. The SPX Futures Index is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPX Futures Index does not reflect interest earned on hypothetical, fully collateralized contract positions.

Index Rolling

As each Underlying Futures Contract approaches maturity, it is replaced by the next maturing Underlying Futures Contract in a process referred to as “rolling.” The rolling of the SPX Futures Index occurs quarterly over a one-day rolling period (the “roll day”) every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the maturing Underlying Futures Contract.

On any scheduled roll day, the occurrence of either of the following circumstances will result in an adjustment of the roll day according to the procedure set forth in this section:

t	An exchange holiday occurs on that scheduled roll day.
t	The daily contract price of any Underlying Futures Contract within the index on that scheduled roll day is a limit price.

If either of the above events occur, the relevant roll day will take place on the next designated commodity index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the Index Committee (defined below) will convene to determine the appropriate course of action, which may include guidance from the Exchange.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Index Calculations

The closing level of the SPX Futures Index on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding trading day. On each quarterly roll day, the closing level of the SPX Futures Index reflects the change from the daily contract price of the maturing Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next maturing Underlying Futures Contract on that roll day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the Exchange. If the Exchange fails to open due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events, the SPX Futures Index uses the prior daily contract prices. In situations where the Exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P Dow Jones calculates the closing level of the SPX Futures Index based on (1) the daily contract price published by the Exchange, or (2) if no daily contract price is available, the Index Committee determines the course of action and notifies clients accordingly.

Index Corrections and Recalculations

S&P Dow Jones reserves the right to recalculate an index at its discretion in the event that settlement prices are amended or upon the occurrence of a missed index methodology event (deviation from what is stated in the methodology document).

Index Governance

An S&P Dow Jones index committee (the “Index Committee”) maintains the SPX Futures Index. All committee members are full-time professional members of S&P Dow Jones’ staff. The Index Committee may revise index policy covering rules for including currencies, the timing of rebalancing or other matters. The Index Committee considers information about changes to the SPX Futures Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committees reserve the right to make exceptions when applying the methodology of the SPX Futures Index if the need arises. In any scenario where the treatment differs from the general rules stated in this document or supplemental documents, notice will be provided, whenever possible.

In addition to the daily governance of the SPX Futures Index and maintenance of its index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the SPX Futures Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SPX Futures Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third-party licensors. Neither S&P Dow Jones nor its third-party licensors make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the SPX Futures Index to track general stock market performance. S&P Dow Jones’ and its third-party licensors’ only relationship to JPMorgan Financial or JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P Dow Jones and the third-party licensors and of the SPX Futures Index which is determined, composed and calculated by S&P Dow Jones or its third-party licensors without regard to JPMorgan Financial or JPMorgan Chase & Co. or the Securities. S&P Dow Jones and its third-party licensors have no obligation to take the needs of JPMorgan Financial or JPMorgan Chase & Co. or the owners of the Securities into consideration in determining, composing or calculating the SPX Futures Index. Neither S&P Dow Jones nor its third-party licensors are responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD-PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD-PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD-PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“S&P®” and “S&P 500®” are trademarks of S&P Global, Inc. or its affiliates and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial

Background on Futures Contracts

Overview of Futures Markets

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on designated contract markets. At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike common equity securities, futures contracts, by their terms, have stated expirations. At a specific point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a futures contract expiring in November who wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell the November contract, which serves to close out the existing long position, and buy a futures contract expiring in December. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission (the “CFTC”). Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by foreign regulatory authorities comparable to the CFTC. The structure and nature of trading on non-U.S. exchanges, however, may differ from the above description.

Underlying Futures Contracts

E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Exchange, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

E-mini® S&P 500® futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini® S&P 500® futures contracts will terminate at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini® S&P 500® futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the Exchange during a specified settlement period. The final settlement price of E-mini® S&P 500® futures contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.